Exhibit 10.6

November 29, 2013

Hilarie Koplow-McAdams

Dear Hilarie:

I am very pleased to offer you a position with New Relic, Inc. (“Company”) on the following terms. Please contact Mark or me if you have any questions at all about this offer. When ready to execute, please sign the four places indicated. This offer is contingent on successful completion of a criminal background check.

1. Employment Duties. Your employment shall be with Company in the position of Chief Revenue Officer, reporting to me. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties as assigned and delegated to you by Company. Notwithstanding the foregoing, you will be permitted to serve as an advisor or board member for other organizations, so long as these organizations are not competitive with the Company and your service does not conflict with your duties to the Company.

2. Start Date. If you accept this offer, your employment with Company shall begin on December 2, 2013, or other such date as is mutually agreed.

3. Salary and Bonus. In consideration for your services to Company, you will receive compensation of $12,500 twice a month (equivalent to an annual salary of $300,000). In addition, you will be eligible for a performance bonus, paid quarterly and targeted at $200,000 annually, based on individual, group and/or corporate goals to be determined during the first month of your employment. The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4. Additional Benefits.

a.	Stock Option Grant. We will recommend to the Board an Employee Stock Option grant to purchase 850,000 shares of the Company’s Common Stock (the “Option”), with an exercise price equal to the fair market value of our Common Stock at the time of the grant, and vesting over four years. The actual quantity, pricing and vesting of your grant will be determined at the sole discretion of the Board. The Option will be governed in all respects by the terms of the Company’s 2008 Equity Incentive Plan, as amended (the “Plan”), and the related form of option agreement.

b.	Insurance. The Company’s benefits package includes health, dental, vision and life insurance. Additional details of insurance benefits shall be provided separately. Your insurance benefits start on the first day of the first full calendar month of employment.

c.	401(k) Plan. You will be eligible to participate in the Company sponsored 401(k) investment plan immediately upon starting employment.

d.	Holidays. Company paid holidays generally are: New Year’s Day, Presidents’ Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, the Friday after Thanksgiving, and Christmas Day, plus two (2) annual floating holidays determined by Company.

e.	Business Expenses. You shall be entitled to reimbursement by Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and consistent with the policies of the Company.

f.	Severance Benefits.

a.	Salary.

i.	If the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), in each case during the first 6 months of your employment with the Company, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and further provided that you remain in compliance with this offer letter agreement and within 60 days following the date of termination of your employment you provide to the Company an executed and effective general release of all claims in a form satisfactory to the Company (the “Release”), then the Company will pay you severance compensation equal to twelve (12) months of your base salary in effect as of your employment termination date, less payroll deductions and all required withholdings, which will be paid in a lump sum on the sixtieth (60th) day following your Separation from Service, provided the Release has become effective.

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If the Company terminates your employment without Cause or you resign your employment for Good Reason, in each case after the first 6 mouths of your employment with the Company but before the first anniversary of the date you started employment with the Company, and provided such termination constitutes a Separation from Service, and further provided that you remain in compliance with this offer letter agreement and within 60 days following the date of termination of your employment you provide to the Company an executed and effective Release, then the Company will pay you severance compensation equal to your base salary in effect as of your employment termination date that you would have earned from the date of your termination or resignation through the date 18 months following the date you started employment with the Company, less payroll deductions and all required withholdings, which will be paid in a lump sum on the sixtieth (60th) day following your Separation from Service, provided the Release has become effective.

iii.	If the Company terminates your employment without Cause or you resign your employment for Good Reason, in each case after the first 12 months of your employment with the Company but before the first anniversary of the date you started employment with the Company, and provided such termination constitutes a Separation from Service, and further provided that you remain in compliance with this offer letter agreement and within 60 days following the date of termination of your employment you provide to the Company an executed and effective Release, then the Company will pay you severance compensation equal to six (6) months of your base salary in effect as of your employment termination date, less payroll deductions and all required withholdings, which will be paid in a lump sum on the sixtieth (60th) day following your Separation from Service, provided the Release has become effective.

“Cause” for termination means your: (i) conviction or nolo contendre plea of any felony, or any crime involving dishonesty or moral turpitude; (ii) intentional participation in any material fraud against the Company; (iii) intentional breach of any fiduciary duty to the Company; (iv) persistent unsatisfactory performance of material duties after receiving written notice and a reasonable opportunity to cure (if deemed curable by the Company in its reasonable discretion), which will in no event be more than 30 days following written identification of the unsatisfactory performance in reasonable detail; (v) intentional and material damage to any material property of the Company; (vi) intentional and material breach of any written agreement with the Company or of any written Company policy, including but not limited to any agreement regarding confidentiality of Company information; (vii) conduct that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve; (viii) incapacity to perform the essential functions of the job for a period of 90 calendar days, or for at least 65 business days within a 12-month period, provided, that the Company will act upon this clause only in compliance with all applicable laws; or (ix) death.

“Good Reason” for resignation shall mean your written notice to the Company, within 20 days after the occurrence (in each case without your prior consent) of one of the following events, that you intend to terminate your employment for any of the following reasons, if not cured within a reasonable time: (i) the Company’s assignment to you of any duties or responsibilities that, when considered together with all of your ongoing duties and responsibilities, would result in the material diminution of your duties and responsibilities; provided, however, that neither (A) a change in title, nor (B) the acquisition of the Company and conversion of the Company to a subsidiary, division or unit of the acquiring corporation, and reasonable accompanying job changes, will by themselves result in such diminution; (ii) a reduction of your annual base salary or material reduction in your Company-sponsored benefits, except to the extent the base salaries or benefits of other executives of the Company are similarly reduced; or (iii) relocation of your principal office to a location outside San Francisco County, San Mateo County, or Santa Clara County.

b.	Option Acceleration. Subject to Section 4(g)(b) below, if the Company terminates your employment without Cause or you resign your employment for Good Reason, the Company will accelerate the vesting of the Option such that (i) if the termination or resignation occurs during the first 12 months of your employment, 25% of the shares subject to the Option will be deemed immediately vested and exercisable as of the date of your Separation from Service, or (ii) if the termination or resignation occurs after the first 12 months of your employment, a number of shares subject to the Option will be deemed immediately vested and exercisable as of the date of your Separation from Service equal to the amount that would have vested in the six months following the Separation from Service.

c.	Other Termination or Resignation. In the event that your employment is terminated by the Company for Cause or by you for any reason other than Good Reason, then you will no longer vest in the Option, all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will not be entitled to any severance benefits, including (without limitation) any severance payment or the vesting acceleration. In addition, you will promptly resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

g.	Change in Control Benefits.

a.	Single Trigger. If there is a Change of Control (as defined in the Plan), then the vesting of the Option shall be accelerated such that (i) if the Change of Control occurs during the first 12 months of your employment, 25% of the shares subject to the Option will be deemed immediately vested and exercisable as of the date of the closing of the Change in Control or (ii) if the Change of Control occurs after the first 12 months of your employment, a number of shares subject to the Option will be deemed immediately vested and exercisable as of the date of the closing of the Change in Control equal to the amount that would have vested in the six months following the Change in Control.

b.	Double Trigger. If the Company terminates your employment without Cause or you resign your employment for Good Reason, in each case within 18 months following a Change of Control, and provided such termination constitutes a Separation from Service, and further provided that you remain in compliance with this offer letter agreement and within 60 days following the date of termination of your employment you provide to the Company an executed and effective Release, then in addition to the severance benefits set forth in Section 4(f), 100% of the shares subject to the Option will be deemed immediately vested and exercisable as of the date of such termination or resignation.

h.	Code Section 409A. Notwithstanding any provision to the contrary in this offer letter agreement, if you are at the time of your Separation from Service a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent delayed commencement of all or any portion of the benefits and payments to which you are entitled under this offer letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, including, without limitation, any separation payments or benefits payable under Section 4(f)-(g), such benefits and payments shall not be paid to you until the earlier of (a) the first business day following the expiration of the six (6)-month period following your Separation from Service or (b) the first business day following the date of your death. If the payment of any such amounts is delayed as result of the previous sentence, then upon the expiration of the applicable period, the cumulative amount of all such payments that would have otherwise been payable to you shall be paid in a single lump sum to you (or your estate or beneficiaries, if applicable), without interest, and any remaining payments due under this offer letter agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code and the Department of Treasury regulations issued thereunder, your right to receive the payments and benefits payable pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.

i.	Parking. The Company will obtain a parking space in the garage of the building where your primary office is located and reserve it for your use, provided that you pay the cost to the Company of the parking space.

j.	Car Service. The Company will cover car service expenses for you up to three times per week from your home to your primary office during peak work periods.

k.	Travel. When required to travel by airline for business, you will be permitted to fly business class.

5. Proprietary Information and Inventions; Other Agreements. As a condition of your employment with Company, you shall execute, at the same time as this agreement, the Proprietary Information and Inventions Agreement attached as Exhibit A and incorporated herein by this reference. Also, as a condition to your receiving the Option, you will become party to the Company’s existing Amended and Restated Voting Agreement and the Company’s existing Amended and Restated Right of First Refusal and Co-Sale Agreement, copies of which have been provided to you for your review.

6. At-Will Employment. Your employment with Company is entirely voluntary for both parties and either you or Company may conclude the employment relationship at any time, and for any reason or for no reason at all. Also, Company retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This “at will” employment relationship can only be modified in writing by the CEO of Company. This paragraph 6 contains the entire agreement between you and Company regarding the right and ability of either you or Company to terminate your employment with Company.

7. Representation and Warranty. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company, unless we are notified in writing in advance, will not be limited or restricted by any other agreements or understandings between you and other persons or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any previous employer. You agree to indemnify the Company against a breach of the representations and warranties in paragraph 7.

By signing this letter, you further agree that all disputes, claims or causes of action arising out of or relating to this letter agreement, your employment with Company, or the termination thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes established by the AAA.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This offer will expire on November     , 2013.

By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter that caused you to accept this offer of employment.

We look forward to your favorable reply, and to a productive and enjoyable working relationship.

Very truly yours,

/s/ Mark J. Sachleben

Lewis Cirne	Mark J. Sachleben
Founder & CEO	CFO

Offer Accepted:

/s/ Hilarie Koplow-McAdams
Hilarie Koplow-McAdams

29-NOV-2013
Date

cc:	New Relic Board Of Directors

EXHIBIT A – NEW RELIC, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by NEW RELIC, INC. (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and for a period of five (5) years thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I

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understand that I am not to list such Prior Inventions in Exhibit C but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

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3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California, for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

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10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: December 2nd, 2013.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	29-NOV-2013

/s/ Hilarie Koplow-McAdams
Hilarie Koplow-McAdams

ACCEPTED AND AGREED TO: NEW RELIC, INC.

By:	/s/ Mark J. Sachleben

Title:	CFO

188 Spear St. #1200

San Francisco, CA 94105
(Address)

Dated:	2 DEC 2013

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EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Hilarie Koplow-McAdams
Hilarie Koplow-McAdams

Date:	29-NOV-2013

WITNESSED BY:

/s/ Mark J. Sachleben

Mark J. Sachleben
(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT C

TO:	New Relic, Inc.

FROM:	Hilarie Koplow-McAdams

SIGNED:	/s/ Hilarie Koplow-McAdams

DATE:	29-NOV-2013

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by New Relic, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☒	No inventions or improvements.

	☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.